Filed pursuant to Rule 424(b)(3)

Registration No. 333-194337

PROSPECTUS SUPPLEMENT NO. 1,

DATED MARCH 25, 2015

(to prospectus dated October 16, 2014)

CONTINENTAL RAIL CORP.

7,219,688 Shares of Common Stock

This Prospectus Supplement No. 1 supplements information contained in the prospectus dated October 16, 2014 relating to the resale by selling stockholders of Continental Rail Corp. of up to 7,219,688 shares of our common stock. The shares offered by the prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

This Prospectus Supplement No. 1 modifies, supersedes and supplements information contained in the prospectus with respect to a certain selling stockholder. This Prospectus Supplement No. 1 is incorporated by reference into, and should be read in conjunction with, the prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 1 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement No. 1.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 1 is March 25, 2015

SELLING STOCKHOLDERS

We have been notified that the shares of our common stock issued to Equity Trust Company Custodian FBO Michael A. Felice IRA have been transferred by Mr. Felice to his personal account. Accordingly, the Selling Stockholders table in the original prospectus is being amended with respect to the shares previously registered to Equity Trust Company Custodian FBO Michael A. Felice IRA to substitute Mr. Felice as the selling stockholder listed therein.

Name of Selling Stockholder	Number of Shares Owned	Shares to be offered	Shares to be owned after offering	Percentage to be owned after offering

Michael A. Felice	82,203	82,203	—	—